Exhibit 99.2

Perma-Fix Reports Results for the Fourth Quarter and Full Year of 2016

ATLANTA – March 22, 2017 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced results for the fourth quarter and full year ended December 31, 2016.

Dr. Louis F. Centofanti, Chief Executive Officer, stated, “We achieved $1.9 million of adjusted EBITDA (as defined below) for the fourth quarter of 2016, which exceeded our previously announced expectations. In 2016, we experienced weakness in both the Treatment and Services Segments due to a temporary shift in government priorities. However, based on our sales pipeline and current trends, we expect to achieve growth and improved results in 2017.”

“We are bidding on an increased number of projects within our Services Segment and anticipate improved results in 2017 for our Treatment Segment. Despite some weather-related delays, we expect the first quarter of 2017 to be significantly improved compared to the first quarter of last year.”

“We are on track to complete the closure of our M&EC facility by January 2018, after which we believe our fixed facility expenses will be reduced by $4-$5 million annually. We are also in the process of replacing the closure policy on our Perma-Fix Northwest facility, which we expect will free up approximately $3.5 million of our restricted finite sinking funds. When this occurs, we will use the funds to reduce debt and increase our borrowing availability. Given our improving sales pipeline and reduced debt we believe we are well positioned heading into 2017.”

Dr. Centofanti concluded, “We continue to work towards finalizing an agreement with a private investor to fund our medical subsidiary and hope to have an update in the second quarter.”

Financial Results

Revenue for the fourth quarter of 2016 was $13.4 million versus $15.1 million for the same period last year. Revenue from the Services Segment decreased to $4.0 million from $5.5 million for the same period in 2015. Revenue for the Treatment Segment was $9.4 million versus $9.6 for the same period in 2015. The shortfall in revenue was primarily within our Services Segment. Our Services Segment revenues are project based; as such, the scope, duration and completion of each project vary. As a result, our Services revenues are subject to differences relating to timing and project value.

Gross profit for the fourth quarter of 2016 was $3.4 million versus $3.9 million for the fourth quarter of 2015, a decrease of approximately $468,000. The decrease in gross profit was primarily within the Services Segment where gross profit decreased by approximately $558,000 or 44.6% primarily due to the decrease in revenue. Treatment Segment gross profit increase by approximately $90,000.

Operating income for the fourth quarter of 2016 was $402,000 versus operating income of $817,000 for the fourth quarter of 2015. Operating income for the fourth quarter of 2016 and 2015 included research and development (“R&D”) costs of approximately $294,000 and $760,000, respectively, for the development of the new medical production technology by our majority-owned Polish subsidiary, Perma-Fix Medical. During the latter part of 2016, our Perma-Fix Medical subsidiary ceased a substantial portion of its R&D activity until it obtains its own credit facility or a new investor funds its R&D costs. Net income attributable to common stockholders for the fourth quarter of 2016 was $226,000 or $0.02 per share vs net income of $97,000 or $0.01 per share for the same period in 2015. Net income attributable to common stockholders for the fourth quarter of 2016 included a loss from discontinued operations of $108,000 as compared to a loss from discontinued operations of $551,000 in the corresponding period of 2015.

The Company’s Adjusted EBITDA at December 31, 2016 was approximately $575,000 from continuing operations as compared to approximately $7.0 million for the corresponding period of 2015. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, impairment charges on tangible and intangible assets and write-off of prepaid fees resulting from tangible asset impairment loss. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income (loss) from continuing operations for the three and twelve months ended December 31, 2016 and 2015.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(In thousands)	2016	2015	2016	2015
Income (loss) from continuing operations	$218	$259	$(13,263)	$(63)

Adjustments:
Depreciation & amortization	1,179	895	4,165	3,717
Interest income	(32)	(17)	(110)	(53)
Interest expense	112	99	489	489
Interest expense - financing fees	8	57	108	228
Income tax expense (benefit)	99	418	(2,994)	543

EBITDA	1,584	1,711	(11,605)	4,861

Research and development costs related to medical Isotope project	294	760	1,489	2,114
Impairment loss on tangible assets	—	—	1,816	—
Impairment loss on intangible assets	—	—	8,288	—
Write-off of prepaid fees resulting from impairment loss on tangible asset	—	—	587	—

Adjusted EBITDA	$1,878	$2,471	$575	$6,975

The tables below present certain financial information for the business segments, which exclude allocation of corporate expenses:

	Three Months Ended			Twelve Months Ended
	December 31, 2016			December 31, 2016
	(Unaudited)			(Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,422	$4,030	$—	$32,253	$18,966	$—
Gross profit	2,735	693	—	4,015	3,069	—
Segment profit (loss)	1,694	62	(294)	(7,106)	744	(1,489)

	Three Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2015
	(Unaudited)			(Audited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,615	$5,504	$—	$41,318	$21,065	$—
Gross profit	2,645	1,251	—	10,910	3,441	—
Segment profit (loss)	1,439	913	(760)	6,563	1,178	(2,114)

Conference Call

Perma-Fix will host a conference call at 11:00 AM ET on Wednesday, March 22, 2017. The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chief Executive Officer, Ben Naccarato, Vice President and Chief Financial Officer, and Mark J. Duff, Executive Vice President of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight March 29, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1- 919-882-2331 (international callers) and entering conference ID:10292.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: expect to achieve growth and improved results in 2017; anticipate first quarter and year end 2017 will be a year of growth and improved results for our Treatment Segment; expect the first quarter of 2017 to be significantly improved compared to the first quarter of last year; benefit of closing M&EC facility; receipt of restricted finite risk sinking funds of approximately $3.5 million by the second quarter of 2017; well positioned heading into 2017; and finalizing an agreement with private investor to fund medical subsidiary. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply, commercialize, and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; Perma-Fix Medical obtains necessary financing or capital to complete its development; regulatory approvals; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; and the additional factors referred to under “Risk Factors” and "Special Note Regarding Forward-Looking Statements" of our 2016 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
(Amounts in Thousands, Except for Per Share Amounts)	(Unaudited)		(Audited)

Net revenues	$13,452	$15,119	$51,219	$62,383
Cost of goods sold	10,024	11,223	44,135	48,032
Gross profit	3,428	3,896	7,084	14,351

Selling, general and administrative expenses	2,562	2,334	10,724	10,996
Research and development	477	802	2,046	2,302
Gain on disposal of property and equipment	(13)	(57)	2	(80)
Impairment loss on tangible assets	—	—	1,816	—
Impairment loss on intangible assets	—	—	8,288	—
Income (loss) from operations	402	817	(15,792)	1,133

Other income (expense):
Interest income	32	17	110	53
Interest expense	(112)	(99)	(489)	(489)
Interest expense-financing fees	(8)	(57)	(108)	(228)
Other	3	(1)	22	11
Income (loss) from continuing operations before taxes	317	677	(16,257)	480
Income tax expense (benefit)	99	418	(2,994)	543
Income (loss) from continuing operations, net of taxes	218	259	(13,263)	(63)

Loss from discontinued operations, net of taxes	(108)	(551)	(730)	(1,864)
Net income (loss)	110	(292)	(13,993)	(1,927)

Net loss attributable to non-controlling interest	(116)	(389)	(588)	(877)

Net income (loss) attributable to Perma-Fix Environmental Services, Inc. common stockholders	$226	$97	$(13,405)	$(1,050)

Net income (loss) per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$.03	$.06	$(1.09)	$.07
Discontinued operations	(.01)	(.05)	(.06)	(.16)
Net income (loss) per common share	$.02	$.01	$(1.15)	$(.09)

Number of common shares used in computing net income (loss) per share:
Basic	11,669	11,544	11,608	11,516
Diluted	11,679	11,581	11,608	11,552

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2016	2015

ASSETS
Current assets:
Cash and equivalents	$163	$1,534
Account receivable, net of allowance for doubtful accounts of $272 and $1,474 respectively	8,705	9,673
Unbilled receivables	2,926	4,569
Other current assets	2,728	4,306
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	85	34
Total current assets	14,607	20,116

Net property and equipment	17,115	19,993
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	531
Intangibles and other assets	33,264	42,273
Other assets related to discontinued operations	268	—
Total assets	$65,335	$82,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$15,780	$16,619
Current liabilities related to discontinued operations	958	531
Total current liabilities	16,738	17,150

Long-term liabilities	16,080	18,997
Long-term liabilities related to discontinued operations	361	1,064
Total liabilities	33,179	37,211
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $931 and $867, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,677,025 and 11,551,232 shares issued, respectively; 11,669,383 and 11,543,590 shares outstanding, respectively	11	11
Additional paid-in capital	106,048	105,556
Accumulated deficit	(74,213)	(60,808)
Accumulated other comprehensive income	(162)	(117)
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	31,596	44,554
Non-controlling interest	(725)	(137)
Total stockholders' equity	30,871	44,417

Total liabilities and stockholders' equity	$65,335	$82,913